Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs investor@bc.com	Media Contact - Lisa Tschampl mediarelations@bc.com

For Immediate Release: February 20, 2024

Boise Cascade Company Reports Fourth Quarter and Full Year 2023 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $97.5 million, or $2.44 per share, on sales of $1.6 billion. For the full year 2023, Boise Cascade reported net income of $483.7 million, or $12.12 per share, on sales of $6.8 billion. For 2022 comparative results, see the table below.

"We closed out 2023 with a fourth quarter that delivered strong financial performance, further execution of our growth strategies through organic and acquisition initiatives, and meaningful returns to our shareholders through share price gains and dividends. I remain humbled and grateful for our team as we continue to execute on strategies that position us to serve and support our vendor and customer partners into the future," stated Nate Jorgensen, CEO. "As we look forward to 2024, we are optimistic about new single-family residential construction activity and have great confidence in our people to execute our strategy independent of the market backdrop. In addition, our balance sheet remains strong, and we remain committed to our balanced approach to capital allocation and look forward to executing our reinvestment and growth projects included in our expanded capital plan."

Fourth Quarter and Year End 2023 Highlights

	4Q 2023	4Q 2022	% change	2023	2022	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,644,256	$1,628,306	1%	$6,838,245	$8,387,307	(18)%
Net income	97,535	117,360	(17)%	483,656	857,658	(44)%
Net income per common share - diluted	2.44	2.95	(17)%	12.12	21.56	(44)%
Adjusted EBITDA [1]	160,582	188,174	(15)%	756,697	1,257,564	(40)%
Segment Results
Wood Products sales	$449,676	$425,602	6%	$1,932,602	$2,115,896	(9)%
Wood Products income	64,128	74,978	(14)%	337,132	575,167	(41)%
Wood Products EBITDA [1]	92,693	99,708	(7)%	435,842	648,475	(33)%
Building Materials Distribution sales	1,492,614	1,443,780	3%	6,178,690	7,643,615	(19)%
Building Materials Distribution income	70,497	92,455	(24)%	335,808	627,091	(46)%
Building Materials Distribution EBITDA [1]	80,613	99,396	(19)%	368,161	654,096	(44)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In fourth quarter 2023, total U.S. housing starts and single-family housing starts increased 4% and 23%, respectively, compared to the same period in 2022. For the full year 2023, total and single-family housing starts decreased 9% and 6%, respectively, compared to the same period in 2022. Single-family housing starts are the key demand driver for our sales.

Wood Products

Wood Products' sales, including sales to Building Materials Distribution (BMD), increased $24.1 million, or 6%, to $449.7 million for the three months ended December 31, 2023, from $425.6 million for the three months ended December 31, 2022. The increase in sales was driven by higher sales volumes for I-joists and LVL (collectively referred to as EWP). The increase was offset partially by lower sales prices across all product lines and lower plywood sales volumes. Wood Products' segment income decreased $10.9 million to $64.1 million for the three months ended December 31, 2023, from $75.0 million for the three months ended December 31, 2022. The decrease in segment income was due primarily to lower EWP and plywood sales prices, accelerated depreciation of $6.2 million for the previously announced indefinite curtailment of lumber production at our Chapman, Alabama facility, and an increase in other manufacturing costs. These decreases in segment income were offset partially by higher EWP sales volumes and lower wood fiber costs.

For the year ended December 31, 2023, sales, including sales to BMD, decreased $183.3 million, or 9%, to $1,932.6 million from $2,115.9 million in 2022. The decrease in sales was driven by lower sales prices across all product lines and lower EWP sales volumes. These decreases were offset partially by higher plywood sales volumes. Wood Products' segment income decreased $238.1 million to $337.1 million for the year ended December 31, 2023, from $575.2 million for the year ended December 31, 2022. The decrease in segment income was due primarily to lower plywood and EWP sales prices, as well as lower EWP sales volumes. In addition, segment income was negatively impacted by an increase in depreciation and amortization expense related to the Coastal Plywood acquisition and accelerated depreciation on lumber production assets, as mentioned above. These decreases in segment income were offset partially by lower wood fiber costs and higher plywood sales volumes.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2023 vs. 4Q 2022	2023 vs. 2022

Average Net Selling Prices
LVL	(13)%	(2)%
I-joists	(18)%	(4)%
Plywood	(5)%	(29)%
Sales Volumes
LVL	29%	(1)%
I-joists	79%	(4)%
Plywood	(8)%	21%

Building Materials Distribution

BMD's sales increased $48.8 million, or 3%, to $1,492.6 million for the three months ended December 31, 2023, from $1,443.8 million for the three months ended December 31, 2022. Compared with the same quarter in the prior year, the increase in sales was driven by sales volume increases of 13%, offset partially by sales price decreases of 10%. By product line, commodity sales decreased 8%, general line product sales increased 13%, and EWP sales (substantially all of which are sourced through our Wood Products segment) increased 10%. BMD segment income decreased $22.0 million to $70.5 million for the three months ended December 31, 2023, from $92.5 million for the three months ended December 31, 2022. The decline in segment income was driven by increased selling and distribution expenses of $12.9 million compared with the same quarter in the prior year. In addition, general and administrative expenses increased $5.7 million, due partially to acquisition-related costs for the previously announced BROSCO acquisition. Depreciation and amortization expenses also increased $3.2 million due primarily to increased capital expenditures, as well as the BROSCO acquisition. BMD's gross margins were flat when compared with the same quarter in the prior year.

For the year ended December 31, 2023, sales decreased $1,464.9 million, or 19%, to $6,178.7 million from $7,643.6 million in 2022. The decrease in sales was driven by sales price and sales volume decreases of 16% and 3%, respectively. By product line, commodity sales decreased 32%, general line product sales decreased 4%, and EWP sales decreased 16%. BMD segment income decreased $291.3 million to $335.8 million for the year ended December 31, 2023, from $627.1 million for the year ended December 31, 2022. The decrease in segment income was driven by a gross margin decrease of $276.0 million, resulting primarily from gross margin declines on EWP and commodity products and lower sales volumes across all product lines compared with 2022. In addition, general and administrative expenses increased $7.8 million, due partially to acquisition-related costs for the BROSCO acquisition. Depreciation and amortization expenses also increased $5.3 million due primarily to increased capital expenditures, as well as the BROSCO acquisition.

Balance Sheet and Liquidity

Boise Cascade ended fourth quarter 2023 with $949.6 million of cash and cash equivalents and $395.9 million of undrawn committed bank line availability, for total available liquidity of $1,345.5 million. The Company had $445.3 million of outstanding debt at December 31, 2023.

Capital Allocation

During the year ended December 31, 2023, the Company used a combined $378.2 million of cash for capital spending and the acquisition of BROSCO. We expect capital expenditures in 2024, excluding potential acquisition spending, to total approximately $250 million to $270 million. Our 2024 capital expenditures range includes spending on previously announced projects to add I-joist production capabilities at our Thorsby EWP mill and converting a plywood layup line to a parallel laminated veneer line at our Chapman, Alabama plywood facility. At our Oakdale, Louisiana facility, multiple investment projects are planned over the next two years which include upgrade and redesign of the log utilization center, a new veneer dryer and press, and modification of an existing veneer dryer. In addition, our 2024 capital expenditures range includes spending on the previously announced greenfield distribution centers in Texas and South Carolina in our BMD segment.

For the year ended December 31, 2023, the Company paid common stock dividends of $346.5 million, or $8.70 per share. In addition, on February 6, 2024, our board of directors declared a quarterly dividend of $0.20 per share on our common stock, payable on March 15, 2024, to stockholders of record on February 23, 2024.

For the year ended December 31, 2023, the Company paid $6.4 million for the repurchase of 75,678 shares of our common stock. As of December 31, 2023, approximately 1.9 million shares were available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity and light commercial construction. Residential construction, particularly new single-family construction, is the key demand driver for the products we manufacture and distribute. Recent industry forecasts for 2024 U.S. housing starts are generally consistent with actual housing starts of 1.42 million in 2023, as reported by the U.S. Census Bureau. Despite recent declines in mortgage rates and homebuilders responding with various mechanisms to attract buyers, home affordability remains a challenge for consumers. However, with a resilient economy and elevated mortgage rates, which limits existing home inventory for sale, new residential construction is expected to remain an important source of supply for homebuyers. Within new residential construction, the recent reduction in rates and potential for future rate reductions has created optimism that single-family starts will reflect year-over-year growth. However, there is reservation that multi-family starts may pull back from recent record highs due to capital costs for developers combined with cooling rents and elevated supply. Regarding home improvement spending, the age of U.S. housing stock and elevated levels of homeowner equity have provided a favorable backdrop for repair-and-remodel spending. In 2023, year-over-year growth rates in renovation spending moderated due to economic uncertainty and higher borrowing costs. While home improvement spending is expected to remain robust compared to history, recent industry forecasts project mid-single-digit declines in 2024. Ultimately, macroeconomic factors, the level and expectations for mortgage rates, home affordability, home equity levels, and other factors will likely influence the near-term demand environment for the products we manufacture and distribute.

As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Future product pricing, particularly commodity products pricing and input costs, may be volatile in response to economic uncertainties, industry operating rates, supply-related disruptions, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss fourth quarter and full year earnings on Wednesday, February 21, 2024, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, our ability to efficiently and effectively integrate the BROSCO and Coastal Plywood acquisitions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2023	December 31
	2023	2022		2023	2022

Sales	$1,644,256	$1,628,306	$1,834,441	$6,838,245	$8,387,307

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,310,062	1,288,717	1,442,178	5,409,311	6,472,540
Depreciation and amortization	39,085	31,982	31,474	132,467	101,593
Selling and distribution expenses	143,796	130,145	147,714	559,503	553,251
General and administrative expenses	30,241	22,375	27,583	114,434	103,750
Other (income) expense, net	(104)	(689)	(141)	(1,856)	(1,676)
	1,523,080	1,472,530	1,648,808	6,213,859	7,229,458

Income from operations	121,176	155,776	185,633	624,386	1,157,849

Foreign currency exchange gain (loss)	362	457	(602)	7	(1,584)
Pension expense (excluding service costs)	(41)	(41)	(40)	(163)	(294)
Interest expense	(6,445)	(6,443)	(6,351)	(25,496)	(25,412)
Interest income	13,142	7,575	13,760	48,106	12,263
Change in fair value of interest rate swaps	(993)	(35)	(327)	(1,791)	3,559
	6,025	1,513	6,440	20,663	(11,468)

Income before income taxes	127,201	157,289	192,073	645,049	1,146,381
Income tax provision	(29,666)	(39,929)	(49,005)	(161,393)	(288,723)
Net income	$97,535	$117,360	$143,068	$483,656	$857,658

Weighted average common shares outstanding:
Basic	39,653	39,544	39,675	39,649	39,526
Diluted	40,020	39,830	39,983	39,901	39,772

Net income per common share:
Basic	$2.46	$2.97	$3.61	$12.20	$21.70
Diluted	$2.44	$2.95	$3.58	$12.12	$21.56

Dividends declared per common share	$5.20	$1.15	$0.20	$8.70	$4.01

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2023	December 31
	2023	2022		2023	2022

Segment sales	$449,676	$425,602	$515,225	$1,932,602	$2,115,896

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	340,845	312,143	376,754	1,432,745	1,405,417
Depreciation and amortization	28,565	24,730	23,350	98,710	73,308
Selling and distribution expenses	11,215	10,397	10,786	45,116	41,140
General and administrative expenses	4,844	3,751	5,018	20,404	21,940
Other (income) expense, net	79	(397)	(257)	(1,505)	(1,076)
	385,548	350,624	415,651	1,595,470	1,540,729

Segment income	$64,128	$74,978	$99,574	$337,132	$575,167

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	75.8%	73.3%	73.1%	74.1%	66.4%
Depreciation and amortization	6.4%	5.8%	4.5%	5.1%	3.5%
Selling and distribution expenses	2.5%	2.4%	2.1%	2.3%	1.9%
General and administrative expenses	1.1%	0.9%	1.0%	1.1%	1.0%
Other (income) expense, net	—%	(0.1%)	—%	(0.1%)	(0.1%)
	85.7%	82.4%	80.7%	82.6%	72.8%

Segment income	14.3%	17.6%	19.3%	17.4%	27.2%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2023	December 31
	2023	2022		2023	2022

Segment sales	$1,492,614	$1,443,780	$1,670,296	$6,178,690	$7,643,615

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,265,493	1,216,198	1,417,153	5,249,211	6,438,103
Depreciation and amortization	10,116	6,941	7,781	32,353	27,005
Selling and distribution expenses	132,635	119,748	136,982	514,513	512,111
General and administrative expenses	14,100	8,387	11,195	47,414	39,651
Other (income) expense, net	(227)	51	109	(609)	(346)
	1,422,117	1,351,325	1,573,220	5,842,882	7,016,524

Segment income	$70,497	$92,455	$97,076	$335,808	$627,091

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.8%	84.2%	84.8%	85.0%	84.2%
Depreciation and amortization	0.7%	0.5%	0.5%	0.5%	0.4%
Selling and distribution expenses	8.9%	8.3%	8.2%	8.3%	6.7%
General and administrative expenses	0.9%	0.6%	0.7%	0.8%	0.5%
Other (income) expense, net	—%	—%	—%	—%	—%
	95.3%	93.6%	94.2%	94.6%	91.8%

Segment income	4.7%	6.4%	5.8%	5.4%	8.2%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2023	December 31
	2023	2022		2023	2022
Segment sales
Wood Products	$449,676	$425,602	$515,225	$1,932,602	$2,115,896
Building Materials Distribution	1,492,614	1,443,780	1,670,296	6,178,690	7,643,615
Intersegment eliminations	(298,034)	(241,076)	(351,080)	(1,273,047)	(1,372,204)
Total net sales	$1,644,256	$1,628,306	$1,834,441	$6,838,245	$8,387,307

Segment income
Wood Products	$64,128	$74,978	$99,574	$337,132	$575,167
Building Materials Distribution	70,497	92,455	97,076	335,808	627,091
Total segment income	134,625	167,433	196,650	672,940	1,202,258
Unallocated corporate costs	(13,449)	(11,657)	(11,017)	(48,554)	(44,409)
Income from operations	$121,176	$155,776	$185,633	$624,386	$1,157,849

Segment EBITDA
Wood Products	$92,693	$99,708	$122,924	$435,842	$648,475
Building Materials Distribution	80,613	99,396	104,857	368,161	654,096

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2023	December 31, 2022

ASSETS

Current
Cash and cash equivalents	$949,574	$998,344
Receivables
Trade, less allowances of $3,278 and $3,264	352,780	297,237
Related parties	181	19
Other	20,740	23,023
Inventories	712,369	697,551
Prepaid expenses and other	21,170	47,878
Total current assets	2,056,814	2,064,052

Property and equipment, net	932,633	770,023
Operating lease right-of-use assets	62,868	55,582
Finance lease right-of-use assets	24,003	26,501
Timber deposits	7,208	7,519
Goodwill	170,254	137,958
Intangible assets, net	190,743	161,433
Deferred income taxes	4,854	6,116
Other assets	9,269	11,330
Total assets	$3,458,646	$3,240,514

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	December 31, 2023	December 31, 2022

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$310,175	$269,785
Related parties	1,501	1,019
Accrued liabilities
Compensation and benefits	149,561	142,463
Interest payable	9,958	9,955
Other	122,921	122,606
Total current liabilities	594,116	545,828

Debt
Long-term debt	445,280	444,392

Other
Compensation and benefits	40,189	33,226
Operating lease liabilities, net of current portion	56,425	48,668
Finance lease liabilities, net of current portion	28,084	30,022
Deferred income taxes	82,014	63,454
Other long-term liabilities	16,874	16,949
	223,586	192,319

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,983 and 44,827 shares issued, respectively	450	448
Treasury stock, 5,443 and 5,367 shares at cost, respectively	(145,335)	(138,909)
Additional paid-in capital	560,697	551,215
Accumulated other comprehensive loss	(517)	(520)
Retained earnings	1,780,369	1,645,741
Total stockholders' equity	2,195,664	2,057,975
Total liabilities and stockholders' equity	$3,458,646	$3,240,514

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Year Ended December 31
	2023	2022
Cash provided by (used for) operations
Net income	$483,656	$857,658
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	135,414	103,879
Stock-based compensation	15,410	11,870
Pension expense	163	294
Deferred income taxes	(180)	59,666
Change in fair value of interest rate swaps	1,791	(3,559)
Other	(1,898)	(1,043)
Decrease (increase) in working capital, net of acquisitions
Receivables	(35,024)	158,073
Inventories	22,286	(13,903)
Prepaid expenses and other	(824)	(2,834)
Accounts payable and accrued liabilities	37,146	(100,354)
Pension contributions	(553)	(1,058)
Income taxes payable	28,590	(30,561)
Other	1,481	3,091
Net cash provided by operations	687,458	1,041,219

Cash provided by (used for) investment
Expenditures for property and equipment	(215,438)	(114,117)
Acquisitions of businesses and facilities, net of cash acquired	(162,774)	(515,237)
Proceeds from sales of assets and other	2,660	3,898
Net cash used for investment	(375,552)	(625,456)

Cash provided by (used for) financing
Dividends paid on common stock	(346,493)	(159,564)
Tax withholding payments on stock-based awards	(5,926)	(3,930)
Treasury stock purchased	(6,426)	—
Payments of deferring financing costs	—	(1,174)
Other	(1,831)	(1,658)
Net cash used for financing	(360,676)	(166,326)

Net increase (decrease) in cash and cash equivalents	(48,770)	249,437

Balance at beginning of the period	998,344	748,907

Balance at end of the period	$949,574	$998,344

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2023 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for (i) the three months ended December 31, 2023 and 2022, (ii) the three months ended September 30, 2023, and (iii) the year ended December 31, 2023 and 2022:

	Three Months Ended			Year Ended
	December 31		September 30, 2023	December 31
	2023	2022		2023	2022
	(in thousands)
Net income	$97,535	$117,360	$143,068	$483,656	$857,658
Interest expense	6,445	6,443	6,351	25,496	25,412
Interest income	(13,142)	(7,575)	(13,760)	(48,106)	(12,263)
Income tax provision	29,666	39,929	49,005	161,393	288,723
Depreciation and amortization	39,085	31,982	31,474	132,467	101,593
EBITDA	159,589	188,139	216,138	754,906	1,261,123
Change in fair value of interest rate swaps	993	35	327	1,791	(3,559)
Adjusted EBITDA	$160,582	$188,174	$216,465	$756,697	$1,257,564

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the (i) three months ended December 31, 2023 and 2022, (ii) three months ended September 30, 2023, and (iii) year ended December 31, 2023 and 2022:

	Three Months Ended			Year Ended
	December 31		September 30, 2023	December 31
	2023	2022		2023	2022
	(in thousands)
Wood Products
Segment income	$64,128	$74,978	$99,574	$337,132	$575,167
Depreciation and amortization	28,565	24,730	23,350	98,710	73,308
EBITDA	$92,693	$99,708	$122,924	$435,842	$648,475

Building Materials Distribution
Segment income	$70,497	$92,455	$97,076	$335,808	$627,091
Depreciation and amortization	10,116	6,941	7,781	32,353	27,005
EBITDA	$80,613	$99,396	$104,857	$368,161	$654,096

Corporate
Unallocated corporate costs	$(13,449)	$(11,657)	$(11,017)	$(48,554)	$(44,409)
Foreign currency exchange gain (loss)	362	457	(602)	7	(1,584)
Pension expense (excluding service costs)	(41)	(41)	(40)	(163)	(294)
Change in fair value of interest rate swaps	(993)	(35)	(327)	(1,791)	3,559
Depreciation and amortization	404	311	343	1,404	1,280
EBITDA	(13,717)	(10,965)	(11,643)	(49,097)	(41,448)
Change in fair value of interest rate swaps	993	35	327	1,791	(3,559)
Corporate adjusted EBITDA	$(12,724)	$(10,930)	$(11,316)	$(47,306)	$(45,007)

Total Company adjusted EBITDA	$160,582	$188,174	$216,465	$756,697	$1,257,564